EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics, Inc.	EVC Group, Inc.	EVC Group, Inc.
D. Joseph Gersuk, CFO	Jennifer Beugelmans/Doug Sherk	Steve DiMattia
(800) 772-6446 x1608	(646) 201-5447	(646) 201-5445
jgersuk@AngioDynamics.com	jbeugelmans@evcgroup.com	sdimattia@evcgroup.com
dsherk@evcgroup.com

ANGIODYNAMICS ELECTS VINCENT BUCCI AS CHAIRMAN
OF THE BOARD OF DIRECTORS

QUEENSBURY, N.Y. August 28, 2007—AngioDynamics (NASDAQ: ANGO), a leading provider of innovative medical devices used by interventional radiologists and surgeons for the minimally invasive treatment of cancer and peripheral vascular disease, announced today that its Board of Directors has elected Vincent Bucci as its Chairman. Mr. Bucci joined the AngioDynamics Board in January 2007 when AngioDynamics acquired RITA Medical Systems; he had been Chairman of the RITA Medical Systems Board since 2003 and a Board member since 1994.

“Vin has 26 years of management and executive experience in health care regulatory affairs and consulting, and an in-depth understanding of both the oncology and interventional businesses,” said Eamonn Hobbs, President and Chief Executive Officer of AngioDynamics. “Vin’s extensive quality assurance and regulatory experience will be a key asset to AngioDynamics as we continue to expand through new product introductions and consider acquisitions.  We are delighted with his election and look forward to working with him in this role.”

The size of the AngioDynamics Board of Directors remains unchanged, at nine members. Mr. Bucci succeeds Paul Echenberg, who will remain on the Board and serve on the Compensation and Nominating and Corporate Governance committees.  Mr. Echenberg, 63, was elected Chairman in 2004, and has served on the AngioDynamics Board since 1996.

 "Vin has brought an extremely high level of expertise, industry background and leadership to the AngioDynamics Board.  As the Company moves to its next stage of growth, both organically and through potential acquisitions, I believe we will benefit from a Chairman with more domain experience and look forward to working with Vin in his new role as Chairman of the Board,” said Mr. Echenberg.

“During Paul’s tenure as Chairman, AngioDynamics completed its initial public offering, licensed the irreversible electroporation technology from Oncobionics, and acquired

 RITA Medical Systems, strengthening the Company’s position as a leading provider of innovative  products and solutions for the surgeon and interventionist,” said Mr. Bucci. “This growing, dynamic Company owes a great deal to his exceptional leadership and wise counsel.  I look forward to working with him and the rest of the Board to support AngioDynamics’ growth and drive shareholder value.”

Mr. Bucci, 53, is currently the president and founder of Health Policy Associates, Inc., a research and consulting services company for the medical device, biotechnology and pharmaceutical industries.  Prior to founding Health Policy Associates, Mr. Bucci spent 11 years with Pfizer Hospital Products Group, most recently as Special Advisor on Health Policy.  Mr. Bucci holds a B.A. in political science from Bates College, and a J.D. and M.A. in Government, both from Georgetown University.

About AngioDynamics
AngioDynamics, Inc. is a leading provider of innovative medical devices used by interventional radiologists, surgeons, and other physicians for the minimally invasive treatment of cancer and peripheral vascular disease. The Company's diverse product line includes market-leading radiofrequency ablation systems, vascular access products, angiographic products and accessories, dialysis products, angioplasty products, drainage products, thrombolytic products, embolization products and venous products.

Safe Harbor
The statements made in this document contain certain forward-looking statements that involve a number of risks and uncertainties. Words such as "expects," "intends," "anticipates," "plans," "believes," "seeks," "estimates," or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company's expectations. In addition to the matters described above, the ability of the Company to develop its products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, as well as the risk factors listed from time to time in the SEC filings of AngioDynamics, Inc., including but not limited to its Annual Report on Form 10-K for the year ended June 2, 2007, may affect the actual results achieved by the Company.

#   #   #